Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Doug Noblet, Vice President

Skagit State Bank

301 E. Fairhaven Avenue

P.O. Box 285

Burlington, WA 98233

P. 360-755-1505, F. 360-755-9695

doug@skagitbank.com

www.skagitbank.com

Skagit State Bank Elects New Board Member

July 2012

Skagit State Bank has elected Chad Fisher as a new member to its board of directors.

A lifetime resident of Skagit County, Chad was born and raised in Burlington where he attended both elementary and high school.  In his career, Chad has focused on commercial construction, most recently with his own company, Chad Fisher Construction.  Chad Fisher Construction has worked on notable projects for Alf Christianson Seed, FedEx Ground, Janicki Industries, Dri-Eaz and Camping World.

“Chad brings a strong background in development and construction to Skagit State Bank,” noted Cheryl R. Bishop, Chief Executive Officer at Skagit State Bank. “Many of our customers will benefit from that expertise on our board.”

“Skagit State Bank has such a strong presence in our community; they run their operation conservatively,” stated Fisher. “I have great respect for Cheryl Bishop, the board of directors and the many folks who represent the bank day in and day out, providing Skagit, Whatcom and Snohomish Counties great customer service!”

Chad finished with “at Skagit State Bank, you know who you are working with, you know decisions are made locally, and you can trust the outcome is fair and honest. I like the idea of working on a board where the focus is truly the customer.”

About Skagit State Bank

Skagit State Bank was founded in Skagit County in 1958. Locally operated, Skagit State Bank has 12 branches from North Whatcom County to North Snohomish County. From personal checking, savings, credit cards, home loans, and online banking, to providing businesses with complete financial services, Skagit State Bank offers financial services as diverse as the people that they serve. Skagit State Bank is committed to the community in ways that enhance the everyday lives of its customers.